UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Nexvet Biopharma

public limited company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NEXVET BIOPHARMA PLC

SUPPLEMENT TO PROXY STATEMENT FOR

Recommended Acquisition for Cash by

ZOETIS BELGIUM S.A.

a wholly-owned indirect subsidiary of

ZOETIS INC.

of

NEXVET BIOPHARMA PLC

to be implemented by means of a Scheme of Arrangement

under Chapter 1 of Part 9 of the Companies Act 2014

The date of this Supplement is June 30, 2017.

On June 2, 2017, Nexvet Biopharma plc (“Nexvet”) filed a definitive proxy statement (the “Definitive Proxy Statement”) relating to the recommended acquisition of Nexvet by Zoetis Inc. (“Zoetis”) through Zoetis Belgium S.A. (“Bidco”), whereby Bidco will acquire all of the issued and to be issued ordinary share capital of Nexvet for cash by means of a “scheme of arrangement” under Irish Law. Capitalized terms used but not defined in this Supplement shall have the meanings ascribed to them in the Definitive Proxy Statement.

As previously disclosed, in connection with the Acquisition, Nexvet is calling two meetings to seek approvals from Nexvet Shareholders, the Scheme Meeting and the EGM. The action to be taken by Nexvet Shareholders in respect of the Meetings is set out at pages 19-23 in the Definitive Proxy Statement. The Meetings will be held at the offices of Matheson, 70 Sir John Rogerson’s Quay, Dublin 2, Ireland on July 10, 2017. The Scheme Meeting will start at 10:00 a.m. (Irish time). The EGM will start at 10:30 a.m. (Irish time) or, if later, as soon thereafter as the Scheme Meeting, convened for the same date and place, has concluded or been adjourned. The Voting Record Time for the Meetings is 5:00 p.m. (ET/New York time) on May 30, 2017.

The purpose of this Supplement is to make certain supplemental disclosures to paragraphs 11 and 12 of part 3 (Information Required under Section 452 of the Act—Recommended Acquisition for Cash of Nexvet) of the Definitive Proxy Statement, which discusses the Evercore Fairness Opinion.

The following information supplements, and should be read in conjunction with, the Definitive Proxy Statement, including the Evercore Fairness Opinion included as Annex C to the Definitive Proxy Statement, the subsection entitled “Cautionary Statement Regarding Forward-Looking Statements,” and the documents incorporated by reference into the Definitive Proxy Statement.

PART 3

INFORMATION REQUIRED UNDER SECTION 452 OF THE ACT—RECOMMENDED ACQUISITION

FOR CASH OF NEXVET

11.	Opinion of Nexvet’s Financial Advisor

The second paragraph under the subheading “Discounted Cash Flow Analysis” on page 63 of the Definitive Proxy Statement is replaced in its entirety as follows, with bold italicized font identifying new disclosure:

Evercore calculated a range of terminal values for Nexvet, using an assumed perpetuity growth rate range of negative 10%—negative 20%. Evercore then discounted Nexvet’s projected, unlevered free cash flows for fiscal years 2018 through 2032 and the range of terminal values for Nexvet to a present value as of June 30, 2017 using discount rates ranging from 12.0% to 16.0% to derive a range of implied equity values for Nexvet, assuming a mid-year convention. The discount rates were based on Evercore’s judgment of the estimated range of Nexvet’s weighted average cost of capital. At the direction of Nexvet’s management, Evercore assumed an effective tax rate of 16% and working capital to be 20.0% of sales. Based on these ranges of implied equity values and Nexvet’s management’s estimate of the net cash of Nexvet as of June 30, 2017, Evercore calculated a range of implied equity values per Nexvet Share. The projections were risk adjusted based on the assessment of Nexvet’s management of a possibility of success (“POS”) assumption of 80.0% for ranevetmab and a POS assumption of 55.0% for frunevetmab. Nexvet’s management believed these POS assumptions were reasonable based on their general business and industry experience, the stage of development of these products candidates, and their views on the risks and uncertainties of achieving marketing approval, including risks relating to research, clinical, regulatory and chemistry, manufacturing and controls matters. Evercore relied, without independent verification, upon the POS assumptions of Nexvet’s management in performing its analysis. The risk adjustments reduced revenues and certain expenses and other items that vary directly with revenues, including cost of goods sold, product launch costs (a component of sales and marketing), and third party payments. This analysis resulted in a range of illustrative implied equity values per Nexvet Share of approximately $4.15 to $7.72, as compared to the consideration of $6.72 per Nexvet Share.

The final paragraph under the subheading “Trading Multiple Analysis” on page 64 of the Definitive Proxy Statement is replaced in its entirety as follows, with bold italicized font identifying new disclosure:

Based on the multiples it derived for the selected peer group companies and based on its professional judgment and experience, Evercore applied an enterprise value/net revenue multiple reference range of 3.0x-3.5x to Nexvet’s management’s projected revenues for calendar years 2021 and 2022. As described in “—Discounted Cash Flow Analysis,” the projections were risk adjusted based on the assessment of Nexvet’s management of a POS assumption of 80.0% for ranevetmab and a POS assumption of 55.0% for frunevetmab, which reduced the associated revenues, and excluded revenues associated with international profit sharing arrangements. These projected revenues were discounted to present value as of June 30, 2017 using a discount rate of 14.0% and a discount period of 3.75 years for calendar year 2021 and 4.75 years for calendar year 2022. This analysis implied an equity value range per Nexvet Share of $5.37 to $6.11 for calendar year 2021 and an equity value range per Nexvet Share of $6.57 to $7.50 for calendar year 2022, as compared to the consideration of $6.72 per Nexvet Share.

The final paragraph under the subheading “Precedent Transactions Analysis” on page 65 of the Definitive Proxy Statement is replaced in its entirety as follows, with bold italicized font identifying new disclosure:

Using publicly available information, Evercore reviewed implied transaction data for the 14 transactions involving target companies in the animal health industry referred to above. For each of the selected transactions, Evercore reviewed enterprise values in the selected transactions, as multiples, to the extent publicly available, of latest 12 months revenue. The results of this analysis indicated a mean value of 4.3x and a median value of 3.9x. Based on the multiples it derived for the selected transactions and based on its professional judgment and experience, Evercore applied an enterprise value/net revenue multiple reference range of 3.5x-4.5x to Nexvet’s management’s projected revenues for calendar years 2021 and 2022. As described in “—Discounted Cash Flow Analysis,” the projections were risk adjusted based on the assessment of Nexvet’s management of a POS assumption of 80.0% for ranevetmab and a POS assumption of 55.0% for frunevetmab, which reduced the associated revenues, and excluded revenues associated with international profit sharing arrangements. These projected revenues were discounted to present value as of June 30, 2017 using a discount rate of 14.0% and a discount period of 4.50 years for calendar year 2021 and 5.50 years for calendar year 2022. This analysis implied an equity value range per Nexvet Share of $5.62 to $6.96 for calendar year 2021 and an equity value range per Nexvet Share of $6.89 to $8.57 for calendar year 2022, as compared to the consideration of $6.72 per Nexvet Share.

12.	Certain Financial Projections.

Immediately following the table on page 68 of the Definitive Proxy Statement the following is inserted:

In addition, the following table shows the estimated amount of risk adjusted unlevered free cash flow of Nexvet used in connection with the discounted cash flow analysis as described in “—Discounted Cash Flow Analysis,” beginning on page 63.

($ in Millions) Fiscal Year Ending June 30,
	2018E	2019E	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E
Risk Adjusted Unlevered FCF	($13.2)	($14.1)	($8.8)	($4.7)	($0.0)	$6.7	$17.8	$27.6	$30.3	$31.7	$33.1	$34.6	$36.2	$37.8	$39.5

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF THAT JURISDICTION.

If you are in any doubt about this document, you should consult an independent financial adviser who, if you are taking advice in Ireland, is authorized or exempted under the European Communities (Markets in Financial Instruments) Regulations 2007 (S.I. No. 60 of 2007) (as amended) or the Investment Intermediaries Act 1995 (as amended) or, if you are taking advice elsewhere, is an appropriately authorized independent financial adviser.

Statement required by the Irish Takeover Rules

The Nexvet Directors accept responsibility for the information contained in this document. To the best of the knowledge and belief of the Nexvet Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this document for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

Evercore Partners International LLP, which is authorized and regulated in the United Kingdom by the Financial Conduct Authority, and Evercore Group L.L.C., which is a securities broker-dealer registered with the U.S. Securities and Exchange Commission (“SEC”) and subject to regulation by the SEC and the Financial Industry Regulatory Authority (“FINRA”) (together with Evercore Partners International LLP, “Evercore”), are acting as financial adviser for Nexvet, including for the purposes of Rule 3 of the Takeover Rules, and no one else in connection with the Acquisition and the other matters referred to in this document, and will not be responsible to anyone other than Nexvet for providing the protections afforded to clients of Evercore or for providing advice in relation to the Acquisition or any other matters referred to in this document. Neither Evercore nor any of its subsidiaries, branches or affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract or in tort, under statute or otherwise) to any person who is not a client of Evercore in connection with this document, any statement contained therein or otherwise.

Persons interested in 1% or more of any relevant securities of Nexvet may have disclosure obligations under Rule 8.3 of the Irish Takeover Rules.

No Profit Forecast / Asset Valuation

No statement in this document is intended to constitute a profit forecast for any period, nor should any statements be interpreted to mean that earnings or earnings per share will necessarily be greater or lesser than those for the relevant preceding financial periods for Nexvet. No statement in this document constitutes an asset valuation.

PROXIES

This Supplement is dated June 30, 2017 and is first being made available to shareholders on June 30, 2017.

If you are a Nexvet Shareholder and have any questions relating to the Acquisition or to this Supplement, you may contact D.F. King, Nexvet’s proxy solicitor, toll free within the United States and Canada at 1-866-796-1285, or call collect outside the United States and Canada at 1-212-269-5550. If you have any questions about whether voting for the Acquisition and the Scheme are appropriate for you in your circumstances, you should contact your legal, tax, financial or other advisers.